Exhibit 35.1

ANNUAL STATEMENT AS TO COMPLIANCE - SERVICER

I certify, as of December 31, 2015, that (i) a review of the activities of the Servicer during the preceding 12- month period and of its performance under the Servicing Agreements has been made under my supervision and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled its obligations in all material respects under the Servicing Agreements throughout the year. Additionally, there has been no event which with the giving of notice or lapse of time, or both, would become a Servicer Default under the Servicing Agreements.

January 27, 2016

/s/ Jeff Whorley
Jeff Whorley
EVP & Group President, Asset Management

Attachment: Trust list

SLM Private Credit Student Loan Trust 2003-A

SLM Private Credit Student Loan Trust 2003-B

SLM Private Credit Student Loan Trust 2003-C

ANNUAL STATEMENT AS TO COMPLIANCE - ADMINISTRATOR

We certify, as of December 31, 2015, that (i) a review of the activities of the Administrator during the preceding 12-month period and of its performance under the Administration Agreements has been made under our supervision and (ii) to the best of our knowledge, based on such review, the Administrator has fulfilled its obligations in all material respects under the Administration Agreements throughout the year. Additionally, there has been no event which with the giving of notice or lapse of time, or both, would become an Administrator Default under the Administration Agreements.

January 19, 2016

/s/ Amanda Mills	/s/ Scott Booher
Amanda Mills	Scott Booher
Director, Structured Finance Operations	Vice President, Corporate Finance Operations

Attachment: Trust list

SLM Private Credit Student Loan Trust 2003-A

SLM Private Credit Student Loan Trust 2003-B

SLM Private Credit Student Loan Trust 2003-C